USD$150,000	San Diego , California
January 18, 2008

PROMISSORY NOTE

FOR VALUE RECEIVED , Ethos Environmental, Inc., a Nevada corporation (the “ Payor ”) hereby unconditionally promises to pay to the order of Brian Quinn (the “ Payee ”) , the principal amount of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000 ). All amounts payable hereunder shall be payable to Payee in United States dollars at such bank account as shall be designated by the Payee in immediately available funds or as otherwise specified to Payor in writing. The principal amount is due and payable on the earlier of ( i) the first anniversary hereof or (ii) the completion by the Payor of an offering under Regulation D, Regulation S or Section 4(2) of the Securities Act of 1933, as amended (the “Act”).

Payor may at any time and from time to time prepay the principal amount, in whole or in part, without premium or penalty.

The following events shall each be an “Event of Default” under this note:

(a) bankruptcy or insolvency of Payor; and

(b) Payor’s failure to pay any of the principal amount due under this note on the date the same becomes due and payable, or other amounts due under this note after the same becomes due and payable.

Upon the occurrence of an Event of Default, the unpaid principal amount, and all other amounts owing hereunder , may, at the option of Payee, become immediately due and payable to Payee; provided, however, that upon the occurrence of an Event of Default described in (a) above, all indebtedness of Payor to Payee shall become immediately due and payable without any action of Payee. Effective upon an Event of Default that is not cured, this note shall bear interest at the maximum rate permitted by applicable law in the State of Nevada , with such interest being calculated from the date first set forth above .

This note is made with full recourse to the Payor including without limitation with full recourse to inventory of the Payor equal to the full amount of this Note, and pursuant to and upon all warranties, representations, covenants and agreements on the part of the Payor as contained herein.

Payor waives presentment and written demand for payment, notice of dishonor, protest and notice of protest of this note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses. Payor waives his rights to a jury trial in connection with any claims arising under this note to the fullest extent permitted by law. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the fullest extent permitted by law.

If there has been an Event of Default by Payor hereunder, Payee shall be entitled to receive and Payor agrees to pay all costs of enforcement and collection incurred by Payee, including, without limitation, reasonable attorneys’ fees relating thereto.

The provisions of this note shall inure to the benefit of and be binding on any successor to Payor and shall extend to any holder hereof.

This note may not be changed, modified or terminated orally.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW.

ETHOS ENVIRONMENTAL, INC.

Enrique de Vilmorin, CEO